Exhibit 99.1

Press Release
FOR IMMEDIATE RELEASE

 Contact: Walter H. Hasselbring, III
 Telephone: (815) 432-2476

IF BANCORP, INC. ANNOUNCES CEO RETIREMENT AND SUCCESSION PLANS

Watseka, Illinois, April15, 2015 ‒ IF Bancorp, Inc. (NASDAQ Capital: IROQ) (the "Company"), the holding company for Iroquois Federal Savings and Loan Association ("Iroquois Federal"), today announced that Alan D. Martin will retire as President and Chief Executive Officer of the Company and Iroquois Federal on September 30, 2015. Mr. Martin has served with Iroquois Federal since 1973 and has been its President and Chief Executive Officer since 1999. Mr. Martin was instrumental in growing Iroquois Federal's assets from $39.9 million at December 31, 1973, to $549.8 million in Company assets at December 31, 2014. Mr. Martin also oversaw Iroquois Federal's successful conversion from the mutual to the stock holding company form of organization in 2011. Although Mr. Martin will retire as President and Chief Executive Officer, he will continue on as a director of the Company.

The Board of Directors has also finalized the Company's management succession plan and is proud to announce that Senior Executive Vice President and Chief Operating Officer Walter H. Hasselbring, III, has been designated to become President and Chief Executive Officer upon Mr. Martin's retirement. Mr. Hasselbring has served with Iroquois Federal since 1978 and is currently responsible for the daily operations of Iroquois Federal, including ongoing risk management and development of new business opportunities. He also works directly with Iroquois Financial and Iroquois Insurance, and oversees the marketing function. Mr. Hasselbring, age 59, holds a B.S. degree in Business Administration with emphasis in both Management and Marketing and a minor in Economics from Olivet University.

Board Chairman Gary Martin stated that "Our choice of Mr. Hasselbring as the Company's next President and Chief Executive Officer will ensure a smooth transition in senior management and maintain the confidence of investors, business partners, customers and employees, and create a solid platform for the Company to continue to move forward."